Exhibit 10.1

VHGI COAL, INC.

PROMISSORY NOTE

$3,000,000	February 18, 2013

FOR VALUE RECEIVED, the undersigned, VHGI Coal, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of VHGI Holdings or its successors or assigns (“Payee”), Three Million and No/100 Dollars ($3,000,000), together with interest thereon which shall accrue at a rate equal to three percent (3%) per annum provided, however, upon the occurrence of an Event of Default (as defined below), then to the extent permitted by law, Maker will pay interest to the Payee on the outstanding principal balance of this Promissory Note (this “Note”) from the date of the Event of Default until payment in full at the rate of eight percent (8%) per annum.  All payments on this Note shall be due and payable in lawful money of the United States of America.

This Note results from an assignment by Paul R. Risinger (“Risinger”) to Payee of $3,000,000 of the principal amount of that certain promissory note made by Maker to Risinger (“Risinger”), dated as of February 16, 2012, pursuant to that certain Exchange Agreement, of even date herewith, by and among Maker, Payee and Risinger of even date herewith (the “Exchange Agreement”).

1. Principal and Interest Payments.  The principal of, and accrued but unpaid interest on, this Note shall be due and payable on the earlier of (a) two business days after Maker closes funding sufficient in the sole opinion of Maker to pay the principal and accrued but unpaid interest on this Note in full or (b) March 31, 2014.

2. Intercreditor and Subordination Agreements.  Payee agrees to enter into intercreditor and subordination agreements (the “Subordination Agreements”) from time to time with Maker’s senior lenders, as designated by the Board of Directors of Maker, including, but not limited to Platinum Partners Value Arbitrage, LP, subordinating payment of this Note to the obligations of Maker to such senior lenders, as provided in such Subordination Agreements.

3. Prepayments.  Maker may at its sole option prepay all or any part of the principal of this Note, or interest thereon, before maturity without penalty or premium.  All such prepayments shall first be applied to accrued interest under this Note, and the remaining balance of any such prepayments, if any, shall be applied to principal of this Note.

4. Method of Payment.  All payments made under this Note, whether of principal or interest, shall be made by Maker to Payee on the date specified or provided herein and shall be delivered by means of certified or cashiers’ check or wire transfer of immediately available funds to an account specified by the holder hereof.  Whenever payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.  “Business Day” means every day which is not a Saturday, Sunday or legal holiday.

5. Guaranty.  The repayment of this Note is guaranteed by Scott A. Haire, individually, pursuant to a guaranty dated February 16, 2012, to Risinger, which Risinger assigned in part to Payee pursuant to the Exchange Agreement.

6. Events of Default.  The following shall constitute events of default (“Events of Default”) hereunder:

(a) failure of Maker to make any payment on this Note as and when the same becomes due and payable in accordance with the terms hereof and the continuance of such failure for a period of five (5) days after written notice specifying such default has been delivered to Maker by Payee;

(b) failure of Maker to perform any other covenant contained herein, if the same has continued for thirty (30) days after written notice specifying such default has been delivered to Maker by Payee;

(c) if Maker makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator, receiver or custodian (or similar official) of it or of any substantial part of its assets, or if Maker commences any proceeding or case relating to it under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, or takes any action to authorize any of the foregoing; or

(d) if any petition or application of the type described in subparagraph (c) immediately above is filed or if any such proceeding or case described in subparagraph (c) is commenced against Maker and is not dismissed within sixty (60) days, or if Maker indicates its approval thereof, consents thereto or acquiesces therein, or if an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating Maker bankrupt or insolvent, or approving a petition in any such proceeding, or if a decree or order for relief is entered in respect of Maker in an involuntary case under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction.

In the event any one or more of the Events of Default specified above occurs and is continuing, the holder of this Note may (i) accelerate the maturity of this Note with notice to Maker at which time all such amounts shall be immediately due and payable, (ii) proceed to protect and enforce its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power or right granted by this Note, and/or (iii) enforce any other legal or equitable right of the holder of this Note.

7. Delay or Omission Not Waiver.  No delay or omission on the part of the holder of this Note in the exercise of any power, remedy or right under this Note, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

8. Waiver.  Any term, covenant, agreement or condition of this Note may, with the written consent of Maker and Payee, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), altered, modified or amended.

9. Attorneys’ Fees and Costs.  In the event an Event of Default shall occur, and in the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys’ fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed.

10. Successors and Assigns.  All of the covenants, stipulations, promises and agreements in this Note made by Maker and Payee shall bind its successors and assigns, whether so expressed or not.

11. Maximum Lawful Rate. It is the intent of the Maker and holder of this Note to conform to and contract in strict compliance with applicable usury law from time to time in effect.  In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law.  If the holder of this Note shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on this Note in the inverse order of its maturity and not to the payment of interest, or refunded to Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal.  All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of this Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law.  As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

12. Governing Law; Venue.  This Note shall be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.  Any and all disputes arising or relating to this Note shall be adjudicated exclusively in Dallas, Texas.

13. Notice.  Any notice or demand given hereunder shall be deemed to have been given and received (i) when actually received by the receiving party, if delivered in person, by facsimile transmission (as evidenced by confirmation), by e-mail or by overnight courier service, or (ii) if mailed, on the earlier of the date actually received or (whether ever received or not) five Business Days after a letter containing such notice, certified or registered, with postage prepaid, addressed to the receiving party, is deposited in the United States mail.  The address of: (i) Maker is 103 North Court Street, Sullivan, Indiana 47882, Attn: Chief Executive Officer, rick@lilygroup.com; and (ii) the address of Payee is, 103 North Court Street, Sullivan, Indiana 47882; rick@lilygroup.com; in each case of (i) or (ii) above, or such other address as either Maker or Payee shall advise the other by the procedure set forth above.

14. Severability.  In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

EXECUTED as of the date set forth above.

VHGI COAL, INC. By: ______________________________________

The undersigned executes this Note in order to acknowledge the undersigned’s agreements and obligations set forth herein.

VHGI HOLDINGS, INC. By: ______________________________________